Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2006, in the Registration Statement on Form F-1 (File No. 333-139233) and related Prospectus of B.O.S Better Online Solutions Ltd. (“BOS”) for the registration of 2,000,000 BOS ordinary shares.

February 12, 2007
Tel-Aviv, Israel

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global